PRESS RELEASE - FOR IMMEDIATE RELEASE

                         FOR FURTHER INFORMATION CONTACT
          Essel W. Bailey, Jr., Chairman and CEO, or F. Scott Kellman,
                      Chief Operating Officer, at (734) 887-0200

                OMEGA ANNOUNCES RESTRUCTURING TALKS WITH TENANTS

                  ANN ARBOR, MICHIGAN - MARCH 31, 2000 - Omega Healthcare Investors, Inc. (NYSE:OHI) ("Omega" or the "Company") announced today that Advocat, Inc. ("Advocat"), a Nashville-based operator of 31 nursing homes owned by Omega in Arkansas, Alabama, Tennessee, Florida and Kentucky, has suspended its rent/interest payments with respect to the foregoing facilities. Advocat restated third quarter earnings in December and has not yet filed its December 31 financial statements, as required by its security agreements with Omega. Rents and interest payable by Advocat amount to approximately $12.7 million annually. Omega holds letters of credit and security deposits, totaling approximately $5 million. The Company is in negotiations with Advocat regarding a possible restructuring of its agreements.
                  The Company also reported that Integrated Health Services, Inc. ("Integrated") has ceased paying interest on $55 million in mortgages owed to Omega. Interest payable by Integrated amounts to approximately $5.5 million annually. Omega holds $1.25 million in letters of credit to secure payment performance of the foregoing. Omega continues to negotiate with Integrated with respect to payment of interest for the properties operated by Integrated during the pendency of Integrated's bankruptcy proceeding.
                  This uncertainty with respect to cash flow from these tenants will be a focus of Omega's Board of Directors as it considers dividend levels at its meeting scheduled for April 24, 2000.
                  Omega is a Real Estate Investment Trust investing in and providing financing to the long-term care industry. At December 31, 1999, it owned or had mortgages on 256 healthcare and assisted living facilities with more than 27,000 beds located in 28 states and operated by 24 independent healthcare operating companies.
                  This press release includes statements that are not purely historical and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All statements, other than historical fact, contained in this press release are forward-looking statements. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward-looking statements. Although the Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct or that the Company will take any actions that may presently be planned.

                                      # # #